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                                                                  EXHIBIT 99.1

NEWS RELEASE


[DAOU SYSTEMS, INC. LOGO]


For Immediate Release


Contacts:         Larry D. Grandia
                  Chief Executive Officer and President
                  858-452-2221
                  www.daou.com


       DAOU SYSTEMS, INC. NAMES NEW CHIEF FINANCIAL OFFICER; RETAINS FIRM
           TO PROVIDE COUNSEL ON STRATEGIC OPTIONS FOR VALUE CREATION


San Diego, CA, September 29, 2000 -- DAOU Systems, Inc. (Nasdaq: DAOU) today announced the resignation of Donald R. Myll, executive vice president and chief financial officer, who is leaving the Company to pursue other professional and personal interests. Neil Cassidy, formerly vice president of administrative services and finance for the Company, will succeed Myll immediately as executive vice president and chief financial officer. Myll will remain available to DAOU on a consulting basis. DAOU also announced that it has retained Kibel Green Issa Inc., a nationally recognized transition management consulting firm, to provide counsel on strategic options for maximizing shareholder value.

Commenting on Myll's resignation, Larry D. Grandia, chief executive officer and president of DAOU stated, "Don has helped guide DAOU through a period of significant change as we consolidated the companies we acquired under our strategy to broaden our service offerings in the health care information technology (HIT) market. During his tenure, we successfully integrated numerous sales, operating and administrative functions at the corporate level of DAOU, reduced our operating expenses, and strengthened the mix of our business by eliminating certain unprofitable contracts. In addition, Don was instrumental in launching ENOSUS, our wholly owned subsidiary providing Internet professional services to health care and non-health care companies. We value highly his contributions to DAOU and wish him well in his future pursuits."

Added Grandia: "These have been and continue to be challenging times for the HIT sector and for DAOU. As previously disclosed, we have been pursuing strategic alternatives to maximizing shareholder value at DAOU, including a sale or strategic combination of the Company. However, we now have discontinued all discussions with potential buyers and strategic partners, and have decided to reassess DAOU's future strategic and operational options in today's market environment.


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"Accordingly," stated Grandia, "the board of directors has elected to retain a firm with a skill set suited specifically for a transitional situation like DAOU now faces. To provide the guidance and support necessary to chart and execute a new course for DAOU," added Grandia, "we have retained Kibel Green Issa, a nationally recognized firm that has served as advisors to over 1,000 clients since 1984 in a variety of industries, including health care and IT professional services. As part of the DAOU team, Kibel Green Issa will conduct a value creation process that includes an in-depth assessment of DAOU's current market and operational opportunities and challenges, the development of a strategic value creation plan, and the implementation and monitoring of that value creation plan."

"We look forward to the opportunity to work with DAOU Systems at this time of transition for the Company," stated Steven J. Green, co-founder and president of Kibel Green Issa. "We have successfully assisted many middle market companies like DAOU in stabilizing operations and in creating and executing a vision and plan for the future. We take a hands-on, interactive approach with management, and anticipate a productive working relationship at DAOU that yields the best possible solution for maximizing shareholder value."

Neil Cassidy joined DAOU in 1992 and was appointed vice president of finance in 1996. Commenting on Cassidy's appointment, Grandia stated, "Neil has been instrumental in building DAOU's finance and administrative organization over the last eight years. I am confident in his ability to play a leadership role in DAOU's future."

DAOU Systems, Inc. is a provider of integrated Information Technology (IT) solutions and services to the U.S. health care industry. DAOU's capabilities range from up-front strategic consulting to IT system design, implementation and long-term tactical support. DAOU's IT offerings include data, voice and video networking, applications consulting and implementation, as well as operational and Internet solutions. DAOU has approximately 500 employees, and has provided services to more than 1,300 health care organizations, including many of the nation's top 100 integrated delivery systems. More information about DAOU Systems can be found at www.daou.com on the World Wide Web.


This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are only predictions and actual events or results may differ materially. Forward-looking statements usually contain the word "estimate," "anticipate," "believe," "expect," "plan" or similar expressions. The forward-looking statements included herein are based on current expectations and certain assumptions and entail various risks and uncertainties, including risks and uncertainties relating to: the Company's ability to obtain new customer contracts; the Company's ability to launch and manage successfully its new eCommerce services to health care and non-health care customers, including the hiring, retention and training of professionals dedicated to eCommerce services; the management and integration of the Company's operations

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as it develops new service offerings and management practices and implements staffing reorganizations; the ability of the Company to successfully execute alternative options for realizing full shareholder value; and the effects of health care industry consolidation and changes in the health care regulatory environment on existing customer contracts and the Company's ability to obtain new customer contracts. These uncertainties and risk factors and the matters set forth in the Company's Annual Report on Form 10-K under the caption "Risk Factors" and its other SEC filings could cause actual results to differ materially from those indicated by these forward-looking statements.


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